Exhibit 10.2

Amendment to Employment Agreement

This Amendment No. 4 (this “Amendment”) to the Second Amended and Restated Employment Agreement effective as of April 1, 2002 (the “Agreement”) is made by and between BankUnited Financial Corporation (the “Company”) and Alfred R. Camner (“Executive”) and is effective as of December 29, 2003.

Recitals

WHEREAS, the Company has previously awarded stock options and restricted stock to the Executive under the Company’s stock award and incentive compensation plans; and

WHEREAS, the agreements relating to such awards of stock options and restricted stock generally provide that the awards will become fully vested and exercisable in the event of the Executive’s death; and

WHEREAS, the Compensation Committee of the Board of Directors and the Executive have determined that Section 12 of the Agreement should be amended to clarify that such stock options and restricted stock awards vest fully in the event of the Executive’s death and are included in the benefits to be provided to his estate pursuant to Section 12.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Section 12(a) is restated to read in its entirety as follows:

(a) In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of:

(i) the Executive’s death; or

(ii) a determination that the Executive is eligible for long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then, subject to the provisions of subsection 12(b), and the next immediately succeeding sentence, to be applicable in the event of the Executive’s death, the Company shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his death, to his estate) of his earned but unpaid Salary and any and all deferred compensation, including Deferred Option Shares, as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee plans and programs and compensation plans and programs maintained by, or covering employees of, the Company. Such benefits shall include, without limitation, all stock options and restricted stock granted to the Executive prior to his death, which, as provided under the terms of the stock option agreements and restricted stock agreements, shall become fully vested in the event of the Executive’s death. In the event of the Executive’s death, the payments and benefits described in section 9(b)(ii), 9(b)(iii) and 9(b)(x)(A), (B) and (C) hereof shall be provided to the Executive’s surviving spouse.

2. All defined terms not otherwise defined herein shall have the meaning indicated in the Agreement.

3. Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year as first written above.

BANKUNITED FINANCIAL CORPORATION		ALFRED R. CAMNER

By:		By:
Name:	Lawrence H. Blum	Name:	Alfred R. Camner
Title:	Vice Chairman of the Board and
Secretary

ATTEST:

By:
Name:	Dellene Acampa
Title:	Assistant Secretary